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                           JOINT REPORTING AGREEMENT

     In consideration of the mutual covenants herein contained, each of the parties hereto represents to and agrees with the other party as follows:

     1. Such party is eligible to file a statement on Schedule 13D pertaining to the common stock, par value $.001 per share, of Fluor Daniel GTI, Inc. to which this agreement is an exhibit, for the filing of the information contained therein.

     2. Such party is responsible for timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no such party is responsible for the completeness or accuracy of the information concerning the other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

     3. Such party agrees that such statement is filed by and on behalf of each such party and that any amendment thereto will be filed on behalf of each such party.

     This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

Dated: May 20, 1996

FD Engineers & Constructors, Inc.       Fluor Corporation

By: /s/ Lawrence N. Fisher              By: /s/ Lawrence N. Fisher
    -----------------------------           -------------------------------
    Lawrence N. Fisher, Secretary           Lawrence N. Fisher, Senior Vice
                                            President-Law & Secretary

                                        Fluor Daniel, Inc.

                                        By: /s/ Lawrence N. Fisher
                                            ---------------------------------
                                            Lawrence N. Fisher, Vice President-
                                            Law & Secretary

                                   EXHIBIT 1